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Exhibit 10.1 - Commitment Letter provided by Ironwood Telecom LLC to
               Incomnet, Inc., dated October 30, 1998

Ironwood Telecom
555 Zang Street
Suite 300
Lakewood, CO 80228

October 30, 1998

Incomnet, Inc.
2801 Main Street
Irvine, California  92614

Attention:     Mr. Denis Richard
               President and Chief Executive Officer

     Re:       Commitment to Fund

Dear Denis:

     Set forth below are the terms and conditions upon which Ironwood Telecom LLC ("Ironwood") is willing to commit to provide Incomnet, Inc. ("Incomnet") with a secured credit facility. The facility has two tranches, referred to in this letter as the "Bridge Loan" and the "Term Loan," under which Ironwood will provide a total of $20 million in secured financing. If Incomnet agrees with the terms and conditions set forth in this letter, it should countersign this letter as provided below, after which this letter will constitute a binding agreement enforceable against Ironwood and Incomnet in accordance with its terms and conditions.

     As part of its commitment to provide $20 million in secured financing, Ironwood will make a loan (the "Casey Loan") to John P. Casey, for the benefit of Incomnet, to facilitate the exercise of Casey's option to purchase outstanding Preferred Stock of Incomnet (the "Cohen Preferred") from Dr. Robert Cohen and certain other parties (the "Cohen Group"). Casey is obligated to tender the Cohen Preferred to Incomnet for redemption at his acquisition cost (including financing charges and legal fees) when Incomnet is legally permitted to redeem such stock (and hold such stock for a one-year period pending redemption), in accordance with the Board Change Agreement dated August 28, 1998, among Incomnet, Casey and certain other parties (the "Board Change Agreement"). If Incomnet is not legally permitted to redeem the Cohen Preferred prior to expiration of the one-year period Casey is obligated to hold the Cohen Preferred awaiting redemption, then thereafter Casey is obligated to undertake a rights offering and offer Incomnet's shareholders the opportunity to purchase such stock on a pro rata basis at his acquisition cost (including financing charges and legal fees), in accordance with the Board Change Agreement.

     The Casey Loan will be secured by the Cohen Preferred and accrue interest at the rate of 18% per annum (with a default rate of 21% per annum). Incomnet and its subsidiary, National Telephone & Communications, Inc. ("NTC"), will guarantee Casey's obligations under the Casey Loan. Principal and interest will be due and payable on redemption of the Cohen Preferred or the closing of a rights offering relating to such stock.

     As part of its commitment to provide $20 million in secured financing, Ironwood is willing to purchase outstanding Preferred Stock (the "Other Preferred Stock") from certain holders other than the Cohen Group (the "Other Preferred Holders"), for the benefit of Incomnet, and tender such stock for redemption by Incomnet when Incomnet is legally permitted to redeem such stock, or undertake a rights offering to Incomnet's shareholders, all on the same terms Casey is obligated to do so under the Board Change Agreement. The redemption price of the Other Preferred Stock (or price at which the stock will be offered to shareholders in a rights offering) that will be payable to Ironwood will equal the purchase price paid by Ironwood to acquire such stock, plus a financing charge equal to 18% per annum and all legal and other costs associated with such purchase, redemption and rights offering incurred by Ironwood.

FUNDING COMMITMENT; PREFERRED STOCK PURCHASE COMMITMENT


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     Subject to the terms and conditions set forth herein, (i) Ironwood agrees to fund the Bridge Loan to Incomnet, and Incomnet agrees to accept funds under the Bridge Loan from Ironwood, on November 4, 1998, (ii) Ironwood agrees to fund the Casey Loan to Casey on November 4, 1998, (iii) Ironwood agrees to fund the Term Loan to Incomnet, and Incomnet agrees to accept funds under the Term Loan from Ironwood, on December 15, 1998 and (iv) Ironwood agrees to purchase the Other Preferred Stock on terms to be agreed upon among Incomnet, Ironwood and the Other Preferred Holders, and tender such stock for redemption or offer such stock in a rights offering to Incomnet's shareholders, on the same terms set forth in the Board Change Agreement.

BRIDGE LOAN

     Incomnet and Ironwood agree that the Bridge Loan shall have the following terms:

          Principal Amount:        $5 million less the principal amount of the
                                   Casey Loan and purchase price of Other
                                   Preferred Stock

          Interest Rate:           15% (Accrue only)

          Default Rate:            18%

          Maturity; Payment:       Principal and Accrued Interest due on funding
                                   of Term Loan (December 15, 1998)

          Warrants:                Warrants to purchase 500,000 shares of
                                   Incomnet's Common Stock, at an exercise price equal to the lesser of (i) 50% of the closing price of Incomnet's Common Stock on the Nasdaq Stock Market on October 29, 1998 and
                                   (ii) $1.00; customary anti-dilution
                                   protection for stock splits, stock dividends and recapitalizations; S-3 demand/shelf registration rights one-year after issuance, with unlimited piggyback registration rights
                                   (pari passu with other piggyback rights)

          Origination Fee:         $150,000 payable on closing of the Bridge
                                   Loan

          Collateral:              Proceeds from any future sale of Rapid Cast,
                                   Inc. stock owned by Incomnet (with the
                                   delivery of stock certificates representing those shares to be held in trust by Ironwood); all bank and other accounts of Incomnet, general intangibles of Incomnet and any equipment or furniture of Incomnet; NTC will guarantee Incomnet's obligations under the Bridge Loan

          Use of Proceeds:         To be "downstreamed" to NTC; Payment by NTC
                                   to WorldCom of current trade payables;
                                   Thereafter, For NTC's General Corporate
                                   Purposes

          Other: Such other terms and conditions as may agreed upon by Incomnet and Ironwood

TERM LOAN

     Incomnet and Ironwood agree that the Term Loan shall have the following terms:

          Principal Amount:        $20 million less principal amount of Casey
                                   Loan and purchase price of Other Preferred
                                   Stock


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          Interest Rate:           12% (Payable Quarterly)

          Default Rate:            15%

          Maturity; Payment:       Principal (and Accrued and Unpaid Interest)
                                   due on December 31, 2000

          Warrants:                FIRST TRANCHE: Warrants to purchase 2 million
                                   shares of Incomnet's Common Stock, at an exercise price equal to the lesser of (i) 50% of the closing price of Incomnet's Common
                                   Stock on the Nasdaq Stock Market on
                                   October 29, 1998 and (ii) $1.00, exercisable immediately and for five years thereafter, with the number of Warrants and the exercise price subject to pro rata adjustment if NTC's annualized fourth quarter 1999 gross revenue is less than $98 million; customary anti-dilution protection for stock splits, stock dividends and recapitalizations; S-3 demand/shelf registration rights one-year after issuance, with unlimited piggyback registration rights (pari passu with other piggyback rights)

                                   SECOND TRANCHE:  Warrants to purchase 1
                                   million shares of Incomnet's Common Stock, at an exercise price of $2.25 per share, exercisable on first anniversary of issuance and for five years thereafter, with the number of Warrants and the exercise price subject to pro rata adjustment if annualized fourth quarter 2000 gross revenue target is less than $222.9 million; customary anti-dilution protection for stock splits, stock dividends and recapitalizations; S-3 demand/shelf registration rights one-year after issuance, with unlimited piggyback registration rights (pari passu with other piggyback rights)

          Origination Fee:         $350,000 payable on closing of the Term Loan

          Collateral:              Substantially all the assets of Incomnet
                                   (excluding the capital stock of Rapid Cast, Inc. and GenSource, but including the capital stock of NTC owned by Incomnet);
                                   substantially all the assets of NTC (provided that WorldCom will have a lien on the customer accounts of NTC and will release such lien upon payment to WorldCom of certain amounts and the change of credit terms extended to NTC by WorldCom to net 30 days);
                                   and proceeds from any future sale of Rapid
                                   Cast, Inc. stock owned by Incomnet; NTC will guarantee obligations under the Term Loan; at Ironwood's option, Ironwood may elect to utilize a portion of the amount which would otherwise have constituted part of the Term
                                   Loan to pay-off First Bank and WorldCom
                                   directly in exchange for an assignment of all of their rights against NTC under the appropriate documents, such payoff advances shall also be guaranteed by NTC

          Use of Proceeds:         To be "downstreamed" to Incomnet's
                                   subsidiary, National Telephone &
                                   Communications, Inc. ("NTC"); subject to the terms set forth above regarding direct payment to First Bank by Ironwood, pay-off of First Bank by NTC; subject to the terms set forth above regarding direct payment to WorldCom


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                                   by Ironwood, payment by NTC of balance of
                                   amounts in default plus accrued interest thereon owing to WorldCom (approximately $1.65 million, $550,000 of which payable on 1/15/99, 2/15/99 and 3/15/99) subject to the terms set forth above; thereafter For
                                   NTC's General Corporate Purposes

          Other: Such other terms and conditions as may agreed upon by Incomnet and Ironwood

COVENANTS

     Under both the Bridge Loan and the Term Loan, Incomnet will be required to meet operating covenants relating to its (i) net worth and (ii) earnings before interest, taxes, depreciation and amortization (EBITDA), both of which at such levels to be agreed upon by the parties. Incomnet will also be prohibited under the Bridge Loan and the Term Loan from undertaking certain actions without the prior written consent of Ironwood, as are customary and reasonable for the type of loan being made, including being prohibited from selling any Rapid Cast stock owned by Incomnet without the prior written consent of Ironwood.

CONDITIONS

     The Bridge Loan shall be conditioned upon the occurrence of the following events: (i) the renegotiation of severance arrangements with former management of Incomnet and NTC (Messrs. Reznick, Caswell, Quandt and Streufort) on terms that are acceptable to Ironwood, and termination of stock options previously granted to Messrs. Reznick, Caswell, Greenberg and Richardson; (ii) the agreement of the Other Preferred Holders to sell the Other Preferred Stock to Ironwood, on terms that are acceptable to Ironwood, such purchase to be made for the benefit of Incomnet and obligate Ironwood to tender such stock for redemption by Incomnet when Incomnet is legally permitted to redeem such stock, or undertake a rights offering to Incomnet's shareholders, all on the same terms Casey is obligated to do so under the Board Change Agreement; (iii) the negotiation and preparation of definitive documents relating to the Bridge Loan that are mutually acceptable to Ironwood and Incomnet; (iv) the consent of First Bank and WorldCom to the terms of the Bridge Loan and the Term Loan and the agreement of First Bank and WorldCom to forbear from taking any actions concerning defaults by NTC until December 15, 1998; and (v) the agreement of WorldCom to release its lien on NTC's customer accounts and any other assets of NTC on December 15, 1998 (or as soon thereafter as the following conditions are met) if (A) payment has been made of all amounts in default and interest thereon (approximately $3.3 million) and (B) NTC changes WorldCom's vendor credit terms to net 30 days.

     The Term Loan shall be conditioned upon the occurrence of the following events: (i) funding of the Bridge Loan; (ii) the dismissal or settlement of claims brought by the two groups of shareholders (the "Beltz Group" and the "Silva Run Group") who opted out of the class action entitled SANDRA GAYLES ET. AL V. SAM D. SCHWARTZ AND INCOMNET, INC. (CASE NO. CV95-0399 AWT (BQRX) (the "Class Action Lawsuit"), on terms that are acceptable to Ironwood; and (iii) the absence of a breach by plaintiffs in the Class Action Lawsuit under the settlement agreement relating to that action that would cause Ironwood to conclude, in its reasonable judgment, that the settlement agreement will not close on the terms set forth therein; and (iv) the negotiation and preparation of definitive documents relating to the Term Loan that are mutually acceptable to Ironwood and Incomnet.

GOVERNING LAW

     This Agreement and any definitive documents evidencing the Bridge Loan or the Term Loan shall be deemed for all purposes to have been made in the State of Colorado and shall be governed by and interpreted in accordance with the laws of such state, except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

     If Incomnet agrees with the terms and conditions set forth in this letter, please so signify by signing below and returning the countersigned copy to Ironwood, after which this letter will constitute a binding agreement enforceable against Ironwood and Incomnet in accordance with its terms and conditions.


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                                   Very truly yours,

                                   /s/ Donald V. Berlanti
                                   ----------------------

ACKNOWLEDGED AND AGREED:

INCOMNET, INC.



By: /s/ Denis Richard
   -------------------
    President and Chief Executive Officer





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